Exhibit 99.1
RKI EXPLORATION & PRODUCTION, LLC
Consolidated Balance Sheets
(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$46,025	$23,477
Accounts receivable:
Oil and natural gas sales	29,745	48,510
Joint interest and other, net	40,270	41,957
Inventory and other	22,991	18,143
Fixed-price commodity contracts	35,600	80,745
Total current assets	174,631	212,832
PROPERTY AND EQUIPMENT, at cost
Oil and natural gas properties, based on successful efforts accounting:
Proved	2,316,092	2,022,247
Unproved	220,203	220,344
Natural gas gathering systems	133,029	123,731
Other	13,402	12,321
	2,682,726	2,378,643
Less accumulated depreciation, depletion and amortization	(486,626)	(359,685)
	2,196,100	2,018,958
OTHER ASSETS
Goodwill	3,017	3,017
Fixed-price commodity contracts	6,032	2,361
Loan origination costs, net and other	14,626	14,633
	23,675	20,011
	$2,394,406	$2,251,801

L I A B I L I T I E S A N D M E M B E R S’ E Q U I T Y
CURRENT LIABILITIES
Accounts payable	$66,148	$151,008
Revenue payable	43,941	60,952
Accrued interest, taxes and other	48,898	43,209
Income taxes payable	9,605	—
Deferred tax liabilities	13,001	30,168
Total current liabilities	181,593	285,337
LONG-TERM DEBT	985,000	690,000
OTHER LONG-TERM LIABILITIES
Asset retirement obligations and other	23,117	23,596
Deferred tax liabilities	81,581	96,168
	104,698	119,764
COMMITMENTS AND CONTINGENCIES (Note 7)
MEMBERS’ EQUITY
Members’ capital	923,180	917,556
Retained earnings	199,935	239,144
	1,123,115	1,156,700
	$2,394,406	$2,251,801
See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC
Consolidated Statements of Operations (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES
Oil, natural gas and natural gas liquids sales	$123,707	$111,626	$232,612	$231,664
Other income	440	420	212	1,251
Gain on sale of assets	—	46,583	24	47,110
Change in fixed-price commodity contract fair value	(55,777)	(12,267)	(41,474)	(19,407)
	68,370	146,362	191,374	260,618
EXPENSES
Lease operating	24,837	17,294	49,720	33,574
Production taxes	8,873	10,547	16,402	22,256
Natural gas gathering and compression	2,461	888	4,314	1,879
General and administrative	13,340	10,565	26,235	19,721
Exploration costs	2,976	11,215	5,088	13,068
Depreciation, depletion and amortization	68,712	43,066	128,382	92,034
Impairment	639	—	639	—
Interest	11,868	10,467	22,357	20,571
	133,706	104,042	253,137	203,103
INCOME BEFORE INCOME TAXES	(65,336)	42,320	(61,763)	57,515
Income tax provision	(23,859)	15,700	(22,554)	21,338
NET INCOME (LOSS)	$(41,477)	$26,620	$(39,209)	$36,177
See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC
Consolidated Statement of Members’ Equity (unaudited)
(in thousands)

	Members’ Capital	Treasury Shares	Retained Earnings	Total Members’ Equity
BALANCE – DECEMBER 31, 2014	$919,447	$(1,891)	$239,144	$1,156,700
Net income (loss)	—	—	(39,209)	(39,209)
Share-based compensation	7,957	—	—	7,957
Treasury shares	—	(2,333)	—	(2,333)
BALANCE – JUNE 30, 2015	$927,404	$(4,224)	$199,935	$1,123,115
See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(39,209)	$36,177
Items not affecting operating cash flows:
Depreciation, depletion and amortization	128,382	92,034
Exploration costs	3,777	11,303
Deferred income taxes	(31,754)	21,338
Share-based compensation	7,957	5,683
Impairment	639	—
Gain on sale of assets	(24)	(47,110)
Accretion of asset retirement obligations	427	356
Change in fixed-price commodity contract fair value	41,474	19,407
	111,669	139,188
Net change in operating cash receipts and payments:
Accounts receivable	20,452	(5,316)
Inventory and other	(4,848)	(7,233)
Accounts payable	2,870	(2,513)
Revenue payable	(17,789)	14,594
Accrued liabilities	7,754	5,029
Income taxes payable	7,200	—
Other long-term liabilities	(739)	(320)
	126,569	143,429
CASH FLOWS FROM INVESTING ACTIVITIES
Development and exploration expenditures	(377,619)	(264,985)
Acquisition of oil and natural gas properties	(4,726)	(136,081)
Proceeds from sale of assets	26	57,547
Additions to natural gas gathering systems	(11,852)	(25,869)
Additions to other property and equipment	(1,104)	(2,757)
Additions to other assets	—	(487)
	(395,275)	(372,632)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving bank facility	295,000	165,000
Repayments of revolving bank facility	—	(20,000)
Loan origination fees paid	(1,413)	(2,808)
Purchase of treasury shares	(2,333)	(641)
Proceeds from sale of shares, net of issuance costs	—	68,001
	291,254	209,552
Change in cash and cash equivalents	22,548	(19,651)
Cash and cash equivalents, beginning of period	23,477	29,741
Cash and cash equivalents, end of period	$46,025	$10,090
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of capitalized interest	$21,219	$21,637
See accompanying notes to financial statements.

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

Note 1 – SIGNIFICANT ACCOUNTING POLICIES
General. RKI Exploration & Production, LLC (“RKI” or the “Company”) is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas. Our proved oil and natural gas reserves are located in New Mexico, Oklahoma, Texas and Wyoming. RKI was organized as a limited liability company under the laws of the State of Delaware in November 2005, and was funded through private equity contributions from various individuals, including its President and CEO, Ronnie K. Irani. The provisions of the underlying limited liability company agreement stipulate that RKI shall have perpetual existence unless and until it is dissolved in accordance with the provisions of the agreement. No member shall be bound by, or personally liable for, the Company’s expenses, liabilities or obligations.
Our growth in oil and natural gas assets has primarily been funded through the sale of shares to various individuals and private equity investors, borrowings under bank credit facilities, issuance of senior notes, and internally generated operating cash flows. See Note 3 - Long-term Debt and Note 4 - Members’ Equity.
Basis of Presentation. Our accounting policies reflect industry practices and conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying consolidated financial statements include the accounts of RKI and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated for all periods presented. In our capacity as operator of oil and natural gas properties which have other owners in addition to RKI, we receive and distribute third party revenues and withhold from third party revenues the associated gross production taxes payable to the respective tax jurisdiction. All revenue and production tax amounts in the accompanying consolidated statements of income are presented net to our ownership in the respective property.
All material adjustments consisting of normal and recurring adjustments, which in the opinion of management were necessary for a fair presentation of the results for the interim periods, have been reflected. The results of operations for the three months and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for a full year. Reference is made to our audited consolidated financial statements for the year ended December 31, 2014 for an expanded discussion of our financial disclosures and accounting policies. See Note 12 - Subsequent Events.
Use of Estimates. The preparation of the consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts for assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to the accrual of oil and natural gas sales, estimates of proved oil and natural gas reserves which are used in the calculation of depletion expense and impairment charges, estimates of future plugging and abandonment costs, and valuation estimates for derivative commodity contracts. Actual results could differ from the estimates we use in the preparation of the consolidated financial statements. To the extent assumptions and estimates change in the future, the effect on our results of operations could be significant to any reporting period.
Natural Gas Gathering Systems. RKI invests in gathering systems and processing facilities to complement our natural gas operations in regions where we have significant production and additional infrastructure is required. By doing so, we are better able to manage the value received for and the costs of gathering, treating and processing natural gas. These systems are designed primarily to gather our production for delivery into major intrastate or interstate pipelines. Our natural gas gathering systems are located in New Mexico, Texas and Wyoming and consist of approximately 355 miles of gathering pipelines. We currently generate revenue from our gathering, treating and compression activities through fixed-rate fee structures, and have also utilized cost of service fee structures in the past. Substantially all gathering fee income generated by our gathering systems has been attributable to the gathering and transportation of our own produced natural gas. Accordingly, this income is eliminated upon the preparation of our consolidated financial statements. The gathering systems we participate in are located in developing areas and require significant build-out capital expenditures. The majority of the associated capital expenditures are funded through availability under bank credit facilities and equity commitments, and through cash flows from operating activities.
Impairment. The carrying value of our oil and natural gas properties is reviewed on a field-by-field basis for indications of impairment whenever events or circumstances indicate that the remaining carrying value may not be recoverable. In order to determine whether an impairment has occurred, we estimate the expected future net cash flows from our oil and natural gas properties as of the date of determination, and compare them to the respective carrying value amounts. These estimated future cash flows are based on proved and probable reserves and market prices for oil and natural gas that existed as of the date of determination. Those oil and natural gas properties which have carrying amounts

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

in excess of estimated future cash flows are deemed impaired. The carrying value of impaired properties is adjusted to an estimated fair value by discounting the estimated expected future cash flows attributable to the properties at a discount rate estimated to be representative of the market for such properties. The excess is charged to expense and may not be reinstated. For the three months and six months ended June 30, 2015, we recorded an impairment charge of $639,000, the vast majority of which related to the Anthon field located in western Oklahoma. The impairment charge resulted primarily from a decline in natural gas prices. Lower oil and natural gas prices or downward revisions of reserve estimates could result in future impairment recognition.
Recently Issued Accounting Pronouncements. There were no recently issued accounting pronouncements which impacted our consolidated financial statements for the periods presented.

Note 2 – PROPERTY ACQUISITIONS AND DIVESTITURES
Powder River Basin Property Exchange. In May 2007, we entered into a Joint Development Agreement (“JDA”) with Chesapeake Energy Corporation (“Chesapeake”) to pursue an exploration and development play in the Powder River Basin of Wyoming. The agreement extended a 50% ownership in the project to Chesapeake in exchange for various forms of consideration paid or conveyed to us, all of which have been received in prior years. As of June 30, 2014, we owned approximately 990,000 gross (425,000 net) developed and undeveloped acres in this play and had drilled or participated in the drilling of 244 wells since the inception of the joint venture.
Effective April 1, 2013, we entered into an amendment to the JDA with Chesapeake which, among other things, provided for (1) a redistribution of operatorship rights across the area of mutual interest (“AMI”) defined by the agreement, and (2) a limited farmout of our working interests in a defined number of wells to be drilled by Chesapeake. With the execution of the amendment, we became the named operator for approximately 460,000 gross acres, the majority of which are located in Converse County, Wyoming, north of a demarcation line defined by the amendment. Pursuant to the amendment and commencing April 1, 2013, we farmed-out our working interest in the next consecutive 85 wells (subject to certain conditions) to be drilled by Chesapeake on the acreage Chesapeake operated south of the demarcation line. Upon payout, as defined by the amendment, we revert back into our full ownership in the farmed-out wells. As of June 30, 2014, a total of 75 wells had been drilled or were in the process of being drilled pursuant to the farmout agreement.
On June 20, 2014, we entered into an Exchange Agreement (the “Exchange Agreement”) with Chesapeake pursuant to which we agreed to convey (i) approximately 204,000 net non-operated acres and (ii) our non-operated working and net revenue interests in 191 wells, all of which are located south of the aforementioned demarcation line within the AMI defined by the JDA, in exchange for Chesapeake’s conveyance to us of (x) approximately 136,000 net operated acres, and (y) operated working and net revenue interests in 68 wells, all of which are located north of the demarcation line within the AMI, plus (z) a cash payment of $450 million, which was subject to normal closing adjustments. Estimated proved reserves associated with the oil and natural gas properties conveyed to Chesapeake totaled approximately 25.4 MMBoe as of December 31, 2013; estimated proved reserves associated with the oil and natural gas properties received from Chesapeake totaled approximately 2.2 MMBoe as of December 31, 2013. The Exchange Agreement closed on August 19, 2014 and we received net proceeds of approximately $438 million, which is also subject to normal post-closing adjustment. We presently own approximately 342,000 net acres in the Powder River Basin and we have operatorship control over the vast majority of this acreage. The cash proceeds from this transaction were used to pay down borrowings under our revolving bank credit facility and for working capital purposes. The JDA terminated upon closing.
Closing of the Exchange Agreement resulted in a gain recognition of $75.6 million, which was based on the estimated fair value of the oil and natural gas properties conveyed to Chesapeake as compared to the associated carrying value. This estimated fair value was then used for valuing the oil and natural gas properties received from Chesapeake in the exchange, net of the cash consideration. This resulted in non-cash proved and unproved oil and natural gas property additions of $53.0 million and $114.4 million, respectively. The fair values of proved and unproved oil and natural gas properties conveyed to Chesapeake were determined based on a third party valuation of the associated assets and liabilities, which we deemed to be reasonable. The fair values of proved and unproved oil and natural gas properties acquired were determined through discounted cash flow analyses, analysis of available market data and management judgment. The valuation of proved and unproved oil and natural gas properties at a given point in time is subject to a wide range of highly variable assumptions, including commodity prices.
Delaware Basin Property Acquisition. On May 23, 2014, we closed on an acquisition of proved and unproved oil and natural gas properties located in the Delaware Basin of southeast New Mexico and southwest Texas from Chaparral Energy, L.L.C. (the “Chaparral Properties”). At closing, the Chaparral Properties contained an estimated 510 producing wells (289 of which we operated upon closing), 6.5 MMBoe of proved reserves, 1,850 Boed of production, 30 miles of natural gas gathering

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

systems, and approximately 29,000 net acres. The majority of the acquired properties are in close proximity to our existing acreage position in the stateline area of New Mexico and Texas. We believe the Chaparral Properties are prospective for Delaware, Bone Spring and Wolfcamp development. The final purchase price was approximately $120 million. The acquisition was funded primarily through an advance on existing equity commitments from our investors and availability under our revolving bank credit facility.

The following table summarizes the estimated fair value of the oil and natural gas properties conveyed pursuant to the Powder River Basin Property Exchange, and the consideration paid for the Delaware Basin Property Acquisition, and the amounts of the identifiable assets acquired and liabilities assumed as of the respective closing dates for both transactions. Acquisition-related costs, all of which were included in general and administrative expenses in the income statement for the year ended December 31, 2014, were immaterial.

(in thousands)	Delaware Basin Property Acquisition	Powder River Basin Property Exchange
Consideration conveyed
Cash and cash equivalents	$120,421	$—
Current assets and liabilities, net	—	12,174
Unproved oil and natural gas properties (1)	—	355,703
Proved oil and natural gas properties (1)	—	239,920
Asset retirement obligations	—	(1,780)
	$120,421	$606,017
Recognized amounts of identifiable assets and liabilities received (2)
Cash and cash equivalents	$—	$438,458
Oil inventory	198	321
Unproved oil and natural gas properties (3)	47,160	114,400
Proved oil and natural gas properties (3)	81,932	53,024
Natural gas gathering systems	3,826	—
Asset retirement obligations	(12,695)	(186)
	$120,421	$606,017

(1)	–
Proved and unproved oil and natural gas properties as shown reflect their estimated fair values as of the Exchange Agreement closing date. This fair value recognition resulted in gain recognition of approximately $ 75.6 million relative to their respective carrying values.

(2)	–	Goodwill was not recognized in connection with either transaction.
(3)	–	Proved and unproved oil and natural gas properties acquired were recorded based on their respective estimated fair values.
Sale of Powder River Basin Acreage. On May 29, 2014, we closed on the sale of approximately 15,900 net undeveloped acres located in the northwest portion of Converse County, WY. This acreage was located in an area of the Powder River Basin for which we did not have near-term development plans, situated outside of existing federal units. As consideration for this acreage, we received $57.0 million, plus approximately 4,200 net acres, also located in Converse County within our core development area, for an effective sales price of approximately $4,900 per net acre divested. This divestiture, which included 100% of our ownership in the acreage being conveyed, resulted in a gain recognition of $46.7 million. The proceeds were used to fund a portion of our 2014 drilling program.

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

Note 3 – LONG-TERM DEBT
The outstanding balance of long-term debt as of June 30, 2015 and December 31, 2014 is shown below:

	June 30,	December 31,
(in thousands)	2015	2014
$1.0 Billion Revolving Bank Credit Facility	$585,000	$290,000
8.5% Senior Notes due 2021	400,000	400,000
Less current maturities	—	—
	$985,000	$690,000
$1.0 Billion Revolving Bank Credit Facility. On November 14, 2011, we entered into a Second Amended and Restated Credit Agreement with Citibank, N.A. as administrative agent. The agreement provided for up to $500 million in borrowings and letters of credit on a revolving basis; associated availability under the facility was equal to the lesser of $500 million or the borrowing base, as defined by the agreement. The borrowing base was redetermined on each March 1 and September 1 based on a periodic valuation of our oil and natural gas reserves, subject to certain adjustments. No principal payments were required under the facility until maturity on October 31, 2015.

On February 26, 2014, we entered into the Sixth Amendment to Second Amended and Restated Credit Agreement with Citibank, N.A. as administrative agent. The terms of the amendment, among other things, increased the total facility size to $1.0 billion, increased the borrowing base under the facility from $425 million to $550 million, and increased the number of commercial banks participating in the facility from ten to thirteen. In addition, the maturity of the facility was extended to February 26, 2019. Pricing and redetermination dates under the amended agreement were unchanged from the previous facility. The facility was again amended on September 10, 2014, the terms of which increased the borrowing base under the facility to $670 million, and removed the existing limitation on the amount of additional senior unsecured indebtedness we can issue, subject to certain conditions. The facility was most recently amended on March 24, 2015; the terms of the amendment increased the borrowing base under the facility to $700 million, increased the amount of production from proved reserves which can be hedged, and temporarily eased the Debt to EBITDAX ratio covenant from the current limitation of 4.0 to 4.25 for the fourth quarter of 2015, 4.5 for all four quarters of 2016, 4.25 for the first quarter of 2017, and then returning to 4.0 thereafter.
The applicable interest rate for borrowings under the facility is subject to a pricing grid based on the amount of outstanding borrowings in relation to the borrowing base. We have the option to select either Eurodollar-based loans or prime rate-based loans. As of June 30, 2015 and December 31, 2014, the applicable interest rate margin for Eurodollar-based loans ranged from 175 to 275 basis points; the applicable margin for prime rate-based loans ranged from 75 to 175 basis points. The facility also provides for a commitment fee of 50 basis points payable on the difference between the total amount available for borrowing and actual outstanding indebtedness under the facility.
The facility contains various affirmative and restrictive covenants. These covenants, among other things, limit additional indebtedness, the sale of assets, the payment of dividends, and require us to meet certain financial tests, including total debt to EBITDAX (as defined in the agreement), and EBITDAX to interest. We were in compliance with all covenants required by the agreement as of June 30, 2015 and December 31, 2014. If we should fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings could be declared immediately due and payable. Borrowings under the facility are secured by mortgages in the vast majority of our proved oil and natural gas properties.
As of June 30, 2015, $585 million of principal and $775,000 face amount of letters of credit were outstanding under this facility, and approximately $114.2 million was available for borrowing. As of December 31, 2014, $290 million of principal and $775,000 face amount of letters of credit were outstanding under this facility, and approximately $379.2 million was available for borrowing. The effective rate for borrowings outstanding on June 30, 2015 and December 31, 2014 was 2.7% and 2.2%, respectively.
8.5% Senior Notes due 2021. On July 18, 2013, we issued $350 million of 8.5% Senior Notes due 2021 pursuant to Rule 144A under the Securities Act of 1933. Interest on these notes is due on each February 1 and August 1. On July 26, 2013, we issued an additional $50 million of 8.5% Senior Notes (the July 18, 2013 issuance and the July 26, 2013 issuance collectively referred to as “8.5 % Senior Notes due 2021”). Net proceeds from the issuance of the 8.5% Senior Notes due 2021 totaled approximately $392.3 million. Approximately $9.1 million of associated issuance costs have been capitalized, which are being

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

amortized over the life of the notes. The notes are senior unsecured obligations of RKI and RKI Finance Corp., a wholly owned subsidiary formed for the sole purpose of co-issuing the 8.5% Senior Notes due 2021. The notes are fully and unconditionally guaranteed on a senior unsecured basis by RKI’s existing subsidiaries (other than the co-issuer) and certain future subsidiaries, including any future subsidiaries that guarantee any indebtedness under the $1.0 Billion Revolving Bank Credit Facility. As of June 30, 2015, the assets, liabilities, revenues and expenses of such subsidiaries were immaterial on a stand alone basis and in the aggregate. The proceeds from the issuance of these notes were used to retire outstanding principal and interest on a second lien credit facility and to pay down outstanding principal under the revolving bank credit facility.
The associated indenture agreement contains various restrictive covenants, which among other things, limit additional indebtedness, the sale of assets, the payment of dividends, and other forms of restrictive payments as defined by the indenture. If we should fail to perform our obligations under these and other covenants, the 8.5% Senior Notes due 2021 could be declared immediately due and payable. We are in compliance with all such covenants as of June 30, 2015.

Note 4 – MEMBERS’ EQUITY
The following table summarizes the share purchase commitments and associated share purchases pursuant to various Securities Purchase Agreements in effect as of June 30, 2015.

(dollars in thousands)	Date	Shares	Share Proceeds	Remaining Commitment
Beginning share commitment	October 27, 2011	2,076,725	$—	$563,062
Capital call	November 10, 2011	553,241	150,000	413,062
Capital call	January 4, 2012	461,034	125,000	288,062
Increase in share commitment	February 27, 2012	11,513	—	291,184
Capital call	June 28, 2012	5,623	1,525	289,659
Capital call	May 8, 2012	463,592	125,694	163,965
Capital call	December 28, 2012	221,298	60,000	103,965
Increase in share commitment	February 8, 2013	553,240	—	253,965
Capital call	June 29, 2013	221,296	60,000	193,965
Increase in share commitment	April 25, 2013	8,434	—	196,252
Capital call	June 17, 2013	221,300	60,001	136,251
Capital call	May 22, 2014	250,805	68,001	68,250
As of June 30, 2015, the remaining shares to be issued and sold pursuant to these Securities Purchase Agreements total 251,723 shares, representing a total undrawn equity commitment of approximately $68.2 million. On July 12, 2015, a capital call notice for the remaining 251,723 shares was authorized by the Board of Managers to be funded on July 31, 2015. See Note 12- Subsequent Events.
As of June 30, 2015, 7.0 million shares were authorized for issuance, 6.7 million shares were issued and outstanding and 40,596 shares were held as treasury shares. No cash distributions were made to our members during the six months ended June 30, 2015 or the year ended December 31, 2014.
Note 5 – FAIR VALUE MEASUREMENTS
Certain of our assets and liabilities are reported at fair value in the accompanying consolidated balance sheets. The following table presents carrying value and fair value information for our financial assets and liabilities as of June 30, 2015 and December 31, 2014. Fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. None of our financial assets and liabilities have Level 1 inputs as defined. Level 2 inputs are inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the financial asset or liability and have the lowest priority. We use

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

appropriate valuation techniques based on available inputs, including counterparty quotes, to measure the fair values of our assets and liabilities.

The following table provides fair value measurement information for certain financial assets and liabilities as of June 30, 2015 and December 31, 2014.

	Carrying Amount	Total Fair Value	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in thousands)
Recurring Fair Value Measurements
June 30, 2015
Financial Assets (Liabilities):
Fixed-price oil swaps	$29,807	$29,807	$29,807	n/a
Fixed-price natural gas swaps	13,190	13,190	13,190	n/a
Fixed-price natural gas call options	(1,365)	(1,365)	(1,365)	n/a
December 31, 2014
Financial Assets (Liabilities):
Fixed-price oil swaps	$69,368	$69,368	$69,368	n/a
Fixed-price natural gas swaps	16,403	16,403	16,403	n/a
Fixed-price natural gas call options	(2,665)	(2,665)	(2,665)	n/a
Nonrecurring Fair Value Measurements
June 30, 2015
Impaired oil and gas properties	$884	$245	n/a	$245
December 31, 2014
Impaired oil and gas properties	$217	$—	n/a	$—
The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above.
Level 2 Fair Value Measurements. The fair values of fixed-price oil and natural gas swaps are estimated using discounted cash flow calculations based upon forward market commodity prices as of the date of measurement. The discounted cash flow calculations are prepared by us using price inputs we review for propriety and are compared to counterparty quotations. Natural gas call options are based on third party market quotations as of the date of measurement.
Level 3 Fair Value Measurements. We review our oil and gas properties and other property and equipment used in operations whenever events or circumstances indicate the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, we recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value, based on discounted future cash flows. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.
Financial Instruments Not Measured at Fair Value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities included in the accompanying consolidated balance sheets are estimated to approximate fair value at June 30, 2015 and December 31, 2014 due to the short-term maturities of these instruments. Revolving bank debt and the 8.5% Senior Notes due 2021 are presented in the accompanying consolidated balance sheets at face value of the outstanding principal. The estimated fair value of the revolving bank debt as of June 30, 2015 and December 31, 2014 was $585 million and $290 million, respectively. The estimated fair value of the 8.5% Senior Notes due 2021 as of June 30, 2015 and December 31, 2014 was $395 million and $323 million, respectively. The estimated fair values of

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

the revolving bank debt were based on internal discounted cash flow calculations using the estimated interest rate credit spreads available to us as if the revolving credit facility had been negotiated as of the respective date. The estimated interest rate credit spreads were derived from quotations from financial institutions. Such fair value measurement inputs are Level 3 inputs. The estimated fair value of the 8.5% Senior Notes due 2021 was based on market quotations which are deemed to be Level 2 inputs.
Note 6 – DERIVATIVES
Description of Contracts. From time to time, we utilize fixed-price contracts to reduce exposure to unfavorable changes in oil and natural gas prices which are subject to significant and often volatile fluctuation. At June 30, 2015, these contracts consisted of fixed-price oil swaps, natural gas swaps and natural gas call options. The contracts allow us to predict with greater certainty the effective oil and natural gas prices to be received for production hedged by these contracts. However, we will not benefit from market prices that are higher than the fixed prices in these contracts for hedged production. For the six months ended June 30, 2015 and the year ended December 31, 2014, fixed-price contracts hedged 57% and 49%, respectively, of our oil production and 74% and 55%, respectively, of our natural gas production.
For swap agreements, we receive a fixed price for the respective commodity and pay a floating market price, as defined in each contract, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. For the natural gas call options, if the market price of natural gas exceeds the call strike price, we receive the fixed price and pay the market price. If the market price of natural gas is below the call strike price, no payments are due from either party.
The following table summarizes the estimated future volumes, fixed prices, fixed-price sales and net revenues attributable to the fixed-price contracts we held as of June 30, 2015. We expect the prices to be realized for hedged production to vary from the prices shown in the following table due to basis, which is described under Market Risk below. Future net revenues for any period are determined as the differential between the fixed prices provided by fixed-price contracts and forward market prices as of June 30, 2015, as adjusted for basis. Future net revenues change with changes in market prices and basis. See – Market Risk. None of these contracts are used for trading purposes or activities.

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

CONTRACT DATA

	Six Months Ending December 31,	Years Ending December 31,
(in thousands except price data)	2015	2016	2017	2018	Total
Oil swaps:
Contract volumes (MBbls)	2,277	3,495	2,027	—	7,799
Weighted average fixed price per Bbl (1)	$70.78	$62.82	$65.30	$—	$65.79
Future fixed-price sales	$161,122	$219,548	$132,375	$—	$513,045
Future net revenue (2)	$23,745	$2,739	$3,489	$—	$29,973
Natural gas swaps:
Contract volumes (BBtu)	4,771	8,100	—	—	12,871
Weighted average fixed price per MMBtu (1)	$4.13	$4.09	$—	$—	$4.10
Future fixed-price sales	$19,704	$33,095	$—	$—	$52,799
Future net revenue (2)	$5,875	$7,390	$—	$—	$13,265
Natural gas call options:
Contract volumes (BBtu)	—	—	5,950	5,950	11,900
Weighted average fixed strike price per MMBtu (1)	$—	$—	$4.50	$4.75	$4.63
Future fixed-price ceiling	$—	$—	$26,775	$28,262	$55,037
Future net revenue (2)	$—	$—	$—	$—	$—

(1)	–
The prices to be realized for hedged production are expected to vary from the prices shown due to basis. See Market Risk. Oil swap prices are based on NYMEX pricing for West Texas Intermediate; natural gas swap and call option prices are based on the NYMEX index for natural gas delivered at Henry Hub.

(2)	–	Future net revenues as presented above are undiscounted and have not been adjusted for counterparty credit risk. See Note 5 –Fair Value Measurements.
The estimates of future net revenues from fixed-price contracts are computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date. We have relied upon market quotations as of June 30, 2015 to determine future net revenue estimates. Forward market prices for oil and natural gas are dependent upon supply and demand factors in such forward markets and are subject to significant volatility. The future net revenue estimates shown above are subject to change as forward market prices change. See Note 5 – Fair Value Measurements.
Accounting. None of the fixed-price contracts in effect during the financial statement periods presented were designated as hedges for accounting purposes. Consequently, all changes in fixed-price contract fair value were recognized in results of operations for the six months ended June 30, 2015 and 2014. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. Cash settlements of fixed-price contracts are included in oil and natural gas sales in the period for which the underlying production was afforded price protection. The fair value of all fixed-price contracts are recorded as assets or liabilities in the consolidated balance sheet.

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

The following table presents the balance sheet location and presentation of our fixed-price contracts as of June 30, 2015 and December 31, 2014.
FAIR VALUES OF DERIVATIVE INSTRUMENTS

	Asset Derivatives		Liability Derivatives
(in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
June 30, 2015
Fixed-price contracts designated as hedging instruments:
None	n/a	$—	n/a	$—
Fixed-price contracts not designated as hedging instruments:
Fixed-price energy swaps and options	Current assets	$35,600	Current liabilities	$—
Fixed-price energy swaps and options	Other assets	6,032	Other liabilities	—
		$41,632		$—
Total derivatives – June 30, 2015		$41,632		$—
December 31, 2014
Fixed-price contracts designated as hedging instruments:
None	n/a	$—	n/a	$—
Fixed-price contracts not designated as hedging instruments:
Fixed-price energy swaps and options	Current assets	$80,745	Current liabilities	$—
Fixed-price energy swaps and options	Other assets	2,361	Other liabilities	—
		$83,106		$—
Total derivatives – December 31, 2014		$83,106		$—
For the three months ended June 30, 2015 and 2014, oil, natural gas and NGL gas sales included a gain of $20.2 million and a loss of $6.6 million, respectively, associated with cash settlements under fixed-price contracts. For the six months ended June 30, 2015 and 2014, oil, natural gas and NGL gas sales included a gain of $49.8 million and a loss of $11.8 million, respectively, associated with cash settlements under fixed-price contracts. Change in fixed-price commodity contract fair value for the three months ended June 30, 2015 and 2014 reflected a loss of $55.8 million and a loss of $12.3 million, respectively, all associated with changes in fair value for derivatives not designated as cash flow hedges for accounting purposes. Change in fixed-price commodity contract fair value for the six months ended June 30, 2015 and 2014 reflected a loss of $41.5 million and a loss of $19.4 million, respectively, all associated with changes in fair value for derivatives not designated as cash flow hedges for accounting purposes. Such amounts do not represent cash gains or losses, but rather are temporary valuation swings in the associated contract. All gains or losses recorded in this caption are ultimately reversed within this same caption over the lives of the respective contracts.
Credit Risk. The terms of the fixed-price contracts provide for net settlements due to or from the respective party on a monthly basis. If the counterparty to our contracts should default when the contract fair values are greater than zero, there can be no assurance that we would be able to recover the fair value of the contract or be able to enter into a new contract with a third party on terms comparable to the original contract. We have not experienced non-performance by any counterparty. Cancellation or termination of a fixed-price contract would subject a greater portion of our oil and natural gas production to market prices, which, in a low price environment could have an adverse effect on our operating results. The counterparties to our fixed-price contracts are banks in the $1.0 Billion Revolving Bank Credit Facility.
Market Risk. The differential between the floating price paid under each fixed-price contract and the price received at the wellhead for our production is termed “basis” and is the result of differences in location, quality, contract terms, timing and other variables. The effective price realizations which result from the fixed-price contracts are affected by movements in basis. Basis movements can result from a number of variables, including regional supply and demand factors. Basis movements are generally considerably less than the price movements affecting the underlying commodity, but their effect can be significant.

RKI EXPLORATION & PRODUCTION, LLC
Condensed Notes to Consolidated Financial Statements (unaudited)

From time to time, the floating price index defined in the fixed-price contracts has been selected as a means to manage the exposure to basis movements.
Gains and losses to be recognized in oil and natural gas sales upon cash settlements of fixed-price contracts are expected to be offset by changes in the price received for our oil and natural gas production. Because a portion of our future oil and natural gas production is presently unhedged, declining oil and natural gas prices could have a material adverse effect on future results of operations and operating cash flows.
Margin. The terms of the fixed-price contracts do not provide for margin requirements for either party. However, the contracts are cross-collateralized by the oil and natural gas properties mortgaged under the $1.0 Billion Revolving Bank Credit Facility.
Note 7 – CONTINGENCIES
Litigation. We are a defendant in three legal proceedings as of June 30, 2015, two wrongful death claims, and one commercial dispute. We have also been threatened with a personal injury claim. While the outcomes of these proceedings cannot be predicted with certainty, we do not believe they will have a material adverse effect on our financial position or results of operations. We do not have knowledge of any further threatened or pending litigation.
Environmental Risk. We are exposed to possible environmental risks which are inherent with oil and natural gas drilling and production operations. We have implemented various policies and procedures to avoid environmental contamination and to minimize the associated risks. Our operated oil and natural gas properties are reviewed periodically for indications of environmental contamination or potential exposure. After undergoing a regulatory inspection stemming from a fire incident on a well pad, we were notified that we will likely receive a citation, however, no citations have been received to date. Other than the pending citation just described, we have not experienced any significant environmental liability and we are not aware of any potential material environmental issues or claims at June 30, 2015.
Note 8 – SHARE-BASED COMPENSATION
For the six months ended June 30, 2015, 100,309 incentive shares were granted to our employees and Board of
Managers. Such shares vest over a four to five-year period. As of June 30, 2015, there are no additional shares reserved for issuance under this plan. For the six months ended June 30, 2014, 79,150 incentive shares were granted to our employees and Board of Managers. The fair value of the share grants is recognized pro rata as compensation expense over the respective vesting period, included in general and administrative expense in the consolidated statements of income. For the three months ended June 30, 2015 and 2014, we recognized approximately $4.5 million and $3.9 million, respectively, of non-cash compensation expense related to incentive share grants. For the six months ended June
30, 2015 and 2014, we recognized approximately $8.0 million and $5.7 million, respectively, of non-cash compensation expense related to incentive share grants.
Note 9 – TRANSACTIONS WITH RELATED PARTIES
We provide certain administrative costs and services on behalf of Prize Royalties, LLC, an affiliate. These services include an allocation of personnel costs, employee benefits, office expenses and other general and administrative expenses, all of which are billed to Prize Royalties, LLC at cost. The amounts billed to Prize Royalties, LLC for the six months ended June 30, 2015 and 2014 were not material.

Certain of our investors, including the Chief Executive Officer, have separately made ownership investments in various third party service providers which from time to time provide us oil field and technology services. These service providers are selected for use on a competitive basis and the services provided are billed to us at market competitive rates. For the six months ended June 30, 2015 and 2014, the aggregate amount paid to such providers totaled approximately $26.3 million and $15.0 million, respectively.

Note 10 – ASSET RETIREMENT OBLIGATIONS
The components of the change in our asset retirement obligations are shown below:

	Six Months Ended June 30,
	2015	2014
(in thousands)
Asset retirement obligations, beginning of period	$24,288	$13,289
Additions (1)	134	12,157
Revisions (2)	39	128
Settlements and disposals	(707)	(330)
Accretion expense	427	356
Asset retirement obligations, end of period	24,181	25,600
Less current portion	1,125	1,180
Asset retirement obligations, long term	$23,056	$24,420

(1)	–
Asset retirement obligations of $11.7 million were recorded in the second quarter of 2014 in conjunction with the acquisition of the Chaparral Properties. See Note 2 – Property Acquisitions and Divestitures – Delaware Basin Property Acquisition.

(2)	–	Revisions represent changes in cost estimates, discount periods or discount rates for asset retirement obligations recorded in previous periods.
Note 11 - INCOME TAXES
We recognize tax positions in our income tax provision when a determination is made that the relevant tax authority would more likely than not sustain a position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest amount that has a greater than
50 percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. We evaluated our tax positions as of June 30, 2015 and December 31, 2014, and concluded we had taken no uncertain tax positions that require recognition in the consolidated financial statements.
Note 12 - SUBSEQUENT EVENTS
We have evaluated subsequent events through August 14, 2015, the date the consolidated financial statements were available to be issued, and determined there were no such events to disclose, except for the following:
On July 12, 2015, the Board of Managers authorized a capital call notice for the final tranche of equity commitments in amount of $68.2 million for the purchase of 251,723 shares pursuant to the respective securities purchase agreements.
The capital call was funded in total on July 31, 2015.
On July 13, 2015, we entered into a definitive merger agreement (the “Agreement”) with WPX Energy, Inc.
(“WPX”), which provides for the purchase by WPX of 100% of our outstanding shares for a total purchase price of $2.75 billion. The purchase price represents consideration for our Permian Basin oil and natural gas properties and associated midstream and field infrastructure assets only. Our remaining assets, consisting primarily of the Powder River Basin oil and natural gas properties and associated midstream and field infrastructure, are expected to be spun-off to our shareholders concurrent with the closing of the merger. Pursuant to the Agreement, the purchase price will be adjusted for the following items: our long-term indebtedness at closing; our adjusted working capital position at closing; title and environmental defects, if any; and breaches in representations and warranties, if any.
The merger consideration to our shareholders will include the issuance of 40,000,000 shares of WPX, priced at
$11.73 per share, cash and the ownership interests in the new Powder River Basin enterprise. A total of $137.5 million will be withheld from the merger consideration and deposited into escrow for a period of one year from closing. Such funds will be available to reimburse WPX for breaches of representations and warranties in excess of a stipulated threshold. The remaining balance of the escrow account, if any, after one year will be released to the shareholders. The merger is expected to close in August 2015. In connection with the execution of the Agreement, all outstanding treasury shares were canceled in July 2015.